Exhibit 10.8

BLACKROCK, INC.

1999 STOCK AWARD AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Name of Grantee:

Restricted Stock Units:	Covering [ ] shares of Class A Common Stock, $0.01 par value, of BlackRock, Inc. (the “Shares”).

Pricing Date:	[ ]

Price:	$

Vesting Date:	The earlier to occur of (i) March 31, 2009 and (ii) the date the Grantee ceases to serve as a member of the Board

Except as noted below, the Restricted Stock Units granted pursuant to this Agreement (the “RSUs”) will be converted into Shares on the Vesting Date or the next following Business Day if the Vesting Date is not a Business Day. Once an RSU vests, it shall be nonforfeitable.

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This Restricted Stock Unit Agreement (this “Agreement”) is executed and delivered as of the date hereof set forth above by and between BlackRock, Inc., a Delaware company, and its successors (the “Company”) and the Grantee set forth above. The Grantee and the Company hereby agree as follows:

1.	Definitions. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1. Capitalized terms used herein without definitions shall have the meanings assigned to them in the Plan.

(a)	“Business Day” means any day other than Saturday, Sunday or any other day on which banks in the State of New York are required by law to be closed.

(b)	“Fair Market Value” means, as of a particular date, (i) the closing sales price per Share on the national securities exchange on which Shares are principally traded for the last preceding date on which there was a sale of Shares on such exchange, or (ii) if Shares are then traded in an over-the-counter market, the average of the closing bid and asked per Share in such over-the-counter market for the last preceding date on which there was a sale of Shares in such market, or (iii) if Shares are not then listed on a national securities exchange or traded in an over-the-counter market, the fair market value of a Share shall be determined by a nationally recognized investment banking firm selected by the Committee for such purpose.

(c)	“Plan” means the 1999 Stock Award and Incentive Plan, as amended.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

2.	Grant; Dividend Equivalents. The Company, pursuant to the Plan, which is incorporated herein by reference, and subject to the terms and conditions thereof, grants to the Grantee as of the date of this Agreement the above-mentioned RSUs. In addition, as of each ordinary cash dividend payment date declared with respect to Shares, the Company shall make a cash payment to the Grantee equal to the cash payment that the Grantee would have received if each RSU then held by the Grantee was a Share. Further, as of each dividend payment date (other than with respect to an ordinary cash dividend) declared with respect to Shares, the Company shall credit to an account established for the Grantee the property or cash the Grantee would have received if each RSU then held by the Grantee was a Share. Payment and vesting of amounts credited to a Grantee’s account shall occur at the same time as vesting and payment of the RSUs in respect of which such amounts were credited.

3.	Withholding and Other Taxes. Payment of withholding taxes and other tax obligations relating to the Shares and any amounts or property paid with respect to RSUs shall be made by the Company retaining or not issuing such number of Shares as have a Fair Market Value at the time the Grantee becomes subject to income tax equal to the minimum necessary amount of tax to be withheld, unless the Grantee informs the Company in writing of the Grantee’s intention to satisfy such requirements in cash.

4.	Vesting and Conversion. Upon the Vesting Date, the RSUs which shall have then vested shall be converted to Shares and promptly delivered to the Grantee in either certificate or book entry form. If a Vesting Date is not a Business Day, the conversion and delivery shall occur on the first Business Day following the Vesting Date. Notwithstanding the foregoing, if the delivery of Shares upon vesting would subject the Grantee to additional taxes imposed under Section 409A of the Code, then the RSUs shall not be converted to Shares (and there shall be no delivery of Shares) until the earliest date at which such conversion and delivery would not subject the Grantee to additional taxes under Section 409A of the Code.

5.	Incorporation by Reference. The obligation of the Company to deliver any Shares under this Agreement is specifically subject to all provisions of the Plan and all applicable laws, rules, regulations and governmental and stockholder approvals.

6.	Notice. Any notice by the Grantee to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to the Grantee shall be in writing and shall be deemed duly given if mailed to the Grantee at the address last specified to the Company by the Grantee.

7.	Amendment. This Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

8.	Binding; Successors. This Agreement shall apply to and bind the Grantee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

9.	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions hereof.

10.	Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Delaware (excluding any conflict of law, rule or principle of Delaware law that might refer the governance, construction or interpretation of this Agreement to the laws of another state).

11.	Notices. Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

BlackRock, Inc.

40 E. 52nd Street

New York, New York 10022

Attn: Robert Connolly, General Counsel

If to the Grantee:

To the last address delivered to the Company by the Grantee in the manner set forth herein.

12.	Entire Agreement. The Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

13.	Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

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This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated herein as provisions of this Agreement. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Grantee has hereunto set his hand as of the date hereof.

BLACKROCK, INC.

By:
Name: Title:

GRANTEE

Name (PleasePrint)

Signature

Dated as of

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